Exhibit 23.3
                       Consent of Independent Accountants


The Board of Directors
Cuisine Solutions, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Cuisine Solutions, Inc. of our report dated September 4, 1998, with respect to the consolidated balance sheet of Cuisine Solutions, Inc. and subsidiaries as of June 27, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended June 27, 1998 and June 28, 1997, which report appears in the June 26, 1999 annual report on Form 10-K of Cuisine Solutions, Inc. and subsidiaries.

KPMG LLP



Washington, DC
December 3, 1999